                                                                   EXHIBIT 5.1

                  [LETTERHEAD OF APPLEBY, SPURLING & KEMPE]

16 February, 1998

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016

Dear Sirs,

RE: LORAL SPACE & COMMUNICATIONS LTD.

   We have acted as Bermuda legal advisers to Loral Space & Communications Ltd., a Bermuda exempted company (the "Company"). We have been requested to render this opinion as to Bermuda law in connection with the preparation of a registration statement on Form S-4 (the "Registration Statement") relating to the issuance by the Company of 27,442,163 common shares of par value $.01 per share (the "Shares") in connection with the proposed merger of Loral Satellite Corporation, a wholly-owned subsidiary of the Company, with and into Orion Network Systems, Inc. ("Orion"), a corporation organised under the laws of the State of Delaware.

   For purposes of this opinion, we have been supplied with and reviewed a copy of the Registration Statement, and have relied upon the Memorandum of Association and Bye-Laws of the Company and such other documents, certificates and records and have made such investigations as we deem necessary or appropriate in order to give the opinion expressed herein. As to various questions of fact, we have relied on statements and certificates of officers and representatives of the Company.

   We have assumed:

   (i) the truth, accuracy and completeness as of the date hereof of all representations as to factual matters made in the documents which we have examined;

   (ii) the genuiness of all signatures on the documents which we have examined; and

   (iii) the conformity to original documents of all documents produced to us as copies and the authenticity of all original documents which, or copies of which, have been submitted to us.

   Based upon and subject to the foregoing and subject to the reservations mentioned below and to any matter not disclosed to us, we are of the opinion that:-

   (i) the Company is a company duly incorporated, and validly existing and in good standing under Bermuda law;

   (ii) the Company has full power and authority, and has obtained all Bermuda governmental authorisations, licenses, permits, certificates and approvals as are necessary to own its properties and to conduct its business as described in the Registration Statement;

   (iii) the Company has an authorised share capital as set forth in the Registration Statement and all the issued common shares of the Company have been duly and validly authorised and issued, and are fully paid and non-assessable;

   (iv) the Shares have been duly and validly authorised by the Company, and when issued in exchange for the securities of Orion as described in the Registration Statement, will be duly authorised, validly issued, fully paid and non-assessable; and

   (v) the statements set forth in the Registration Statement under headings "Description of Loral Capital Stock", "Comparative Rights of Orion Stockholders and Loral Stockholders" and "Taxation--Bermuda Tax Considerations", to the extent that they constitute matters of Bermuda law, or legal conclusions with respect thereto, have been reviewed by us and are accurate in all material respects and fairly present the information disclosed therein in all material respects.

   Our reservations are as follows:

   (A) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction other than Bermuda. Where an obligation is to be performed in a jurisdiction other than Bermuda, a Bermuda court may decline to enforce it to the extent that such performance would be illegal or contrary to public policy under the laws of such other jurisdiction.

   (B) We express no opinion as to the availability of equitable remedies, such as specific performance or injunctive relief, or as to any matters which are within the discretion of the Bermuda courts, such as the award of costs, or questions related to jurisdiction. Further, we express no opinion as to the validity or binding effect in Bermuda of any waiver of or obligation to waive any provision of law (whether substantive or procedural) or any right or remedy arising through circumstances not known at the time of the filing of the Registration Statement.

   (C) Section 9 of the Interest and Credit Charges (Regulation) Act 1975 provides that the Bermuda courts have discretion as to the amount of interest if any payable on the amount of a judgment after date of judgment. If the court does not exercise that discretion, then interest will accrue at the statutory rate which is currently seven per cent per annum.

   (D) Where a party is vested with a discretion or may determine a matter in its opinion, such discretion may have to be exercised reasonably or such an opinion may have to be based on reasonable grounds.

   (E)        For the purposes of this opinion:-
              (a) the term "fully paid" means, in relation to the issued shares of a company limited by shares (that is to say, a company having the liability of its members limited by its Memorandum of Association to the amount, if any, unpaid on the shares held by them), that members holding such shares have no liability to make any contribution or other payment to the company in respect of those shares; and
              (b) the term "non-assessable" means, in relation to fully paid shares of a company, that such member shall not be bound by any alteration to the Memorandum of Association or to the Bye-Laws of that company after the date upon which he became a member, if insofar as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of or otherwise to pay money to the company.

   We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm therein.

   This opinion is governed by Bermuda law.

Yours faithfully,
/s/ APPLEBY, SPURLING & KEMPE

                                2